Exhibit 5.1

August 17, 2012

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

Re:	Allied Nevada Gold Corp.

Registration Statement on Form S-8

Ladies and Gentlemen:

We are counsel to Allied Nevada Gold Corp., a Delaware corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to (i) 300,000 shares of common stock, par value $.001 per share, of the Company authorized to be issued under the Company’s Deferred Phantom Unit Plan, as amended and restated on October 19, 2011 (the “DPU Common Stock”); and (ii) 500,000 shares of common stock, par value $.001 per share, of the Company authorized to be issued under the Company’s Deferred Share Unit Plan (the “DSU Common Stock”; the DSU Common Stock and the DPU Common Stock are collectively referred to herein as the “Common Stock”). For purposes of this opinion letter, the Company’s Deferred Phantom Unit Plan, as amended and restated on October 19, 2011, is referred to as the “DPU Plan” and the Company’s Deferred Share Unit Plan is referred to as the “DSU Plan.”

As such counsel, we have made such investigations and examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s First Amended and Restated Certificate of Incorporation dated October 28, 2011, (ii) extracts of minutes of the meeting of the stockholders of the Company held on October 19, 2011, (iii) minutes of the meeting of the Board of Directors of the Company held on November 4, 2011, (iv) those filings, corporate records, agreements and other instruments of the Company, and all of those other documents as we have considered necessary in order to form a basis for the opinions expressed in this opinion letter. As to certain matters of fact, we have relied on representations, statements or certificates of officers or representatives of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed or photocopies, the authenticity of the originals of such documents and the legal capacity of all natural persons executing such documents.

Based upon the foregoing, we are of the opinion that, upon issuance of the Common Stock in accordance with the terms of the DPU Plan or the DSU Plan, as applicable, the Common Stock will be validly issued, fully paid and non-assessable.

August 17, 2012

Our opinion set forth above is subject to the following limitations, qualifications and exceptions:

We express no opinion herein concerning any laws other than the federal law of the United States of America, and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware) in effect as of the date hereof.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Neal, Gerber & Eisenberg LLP